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                                  TCF NATIONAL BANK
                                       Illinois


FOR IMMEDIATE RELEASE                   CONTACT:  David R. Creel (Media)
                                                  630/986-7057
                                                  Cynthia W. Lee (Investors)
                                                  612/475-7936
                                                  Karen Ramos (Jewel-Osco)
                                                  708/531-6511


                      TCF COMPLETES ACQUISITION OF BANK BRANCHES
                                 IN JEWEL-OSCO STORES

     BURR RIDGE, IL, Jan. 30, 1998 -- TCF National Bank Illinois (TCF Bank), a subsidiary of TCF Financial Corporation (TCF) (NYSE: TCB) announced today that is has completed the acquisition of 76 bank branches in Jewel-Osco stores. Previously, the branches were operated by Bank of America.

     The new locations, which will open Jan. 31 as TCF Bank, bring TCF's Illinois branch network to 125. TCF Bank earlier this month opened branches in new Jewel-Osco stores in Glenview, Fox Lake and Naperville.

     "This is an excellent opportunity to expand TCF's branch network in the Greater Chicago area," said TCF Chairman and Chief Executive Officer William A. Cooper. "TCF is now the fourth-largest retail bank in this market, ranked by number of branches, and the second-largest bank providers of ATMs."

     Michael B. Johnstone, president of TCF Bank, added, "Working with Jewel-Osco, the leading food and drug retailer in the Chicago area, has been a great experience. We look forward to a long, lasting relationship."

     "Jewel-Osco is pleased to have TCF National Bank as our banking partner," said Jewel-Osco CEO Greg Josefowicz, "Their experience in retail banking will be a real benefit to our customers."

     TCF Bank will assist customers with the transfer of their accounts to TCF Bank during a 60-day transition period. Bank of America customers may close their account at any of the 76 bank branches in Jewel-Osco stores, and open accounts with TCF Bank at the same counter.

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     TCF Bank, which hired all of the branch personnel and many of the support personnel from Bank of America, plans to open branches in eight more Jewel-Osco stores in 1998, and 25 additional branches in subsequent years until branches have been installed in all targeted stores.

     Jewel-Osco operates 185 stores in Illinois, Iowa and Wisconsin. Of those, 154 are in combination with Osco Drug. Jewel-Osco also operates 64 stand alone Osco Drug stores in Chicagoland. The company is a subsidiary of American Stores Company, Salt Lake City, Utah, one of the nation's largest food and drug retailers operating 1,700 stores in twenty-seven states.

     TCF is a $9.8 billion national bank holding company based in Minneapolis. In addition to TCF Bank Illinois, which has $3.3 billion in assets, TCF operates in Minnesota, Wisconsin, Michigan and Colorado. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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